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                                     EXHIBIT 5.1
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                                    August 5, 1999

Summit Design, Inc.
9305 S.W. Gemini Drive
Beaverton, OR  97008

  RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Summit Design, Inc., a Delaware corporation (the "Registrant" or "you"), with the Securities and Exchange Commission on or about August 5, 1999, in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), of an aggregate of 2,075,000 shares of your Common Stock, $0.01 par value (the "Shares"), reserved for issuance pursuant to the 1994 Stock Plan, the 1996 Employee Stock Purchase Plan and the 1997 Nonstatutory Stock Option Plan (the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares by the Registrant under the Plans.

     It is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plans, legally issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.


                                   Very truly yours,

                                   WILSON SONSINI GOODRICH & ROSATI
                                   Professional Corporation

                                   /s/  Wilson Sonsini Goodrich & Rosati